Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces Decision to Close 103 Centers

Spartanburg, S.C. — Advance America, Cash Advance Centers, Inc. (NYSE: AEA), announced today that it has decided to close 31 centers in Pennsylvania and 45 centers in Oregon. Additionally, the Company has decided to close 27 underperforming centers in various other states.

Commenting on today’s announcement, the Company’s President and Chief Executive Officer Ken Compton said, “We believe that the decision to close these centers is in the best interest of our stockholders and does not reflect negatively on the financial strength of our overall business model.  In Pennsylvania, the uncertain timetable for a ruling on our appeal prompted us to reduce the number of centers there in an effort to control costs. In Oregon, our decision to close our centers is the direct result of a new law that has already prompted most of our competitors to close. Unfortunately, as a result of this new law, consumers will now be left with one less option when they find themselves in need of small amounts of short-term credit. Finally, we have decided to close certain additional centers that have not attained a satisfactory level of performance.”

In July, the Company announced that the Commonwealth Court of Pennsylvania issued a ruling directing the Company’s subsidiary in Pennsylvania to immediately suspend its current operations and discontinue its “Choice Line of Credit”. As a result of the Commonwealth Court’s ruling, the Company immediately ceased providing its line of credit in Pennsylvania.  The Company has decided to close 31 of its 98 centers in Pennsylvania but maintain leases on the remaining 67 centers while it evaluates alternatives to service customers in that state. The Company expects to make a decision regarding the balance of the Pennsylvania centers over the next several months.

Pennsylvania was the Company’s 6th largest state in terms of revenue in the quarter ended June 30, 2007, and had the highest revenue growth of any state when compared to the prior year.  As previously stated in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, the Company estimates that net revenues will be reduced by approximately $3.0 million for each month that it is not able to operate in Pennsylvania. Furthermore, total center expenses have historically averaged approximately $1.2 million per month in Pennsylvania.  During the months of August and September, the Company continued to incur normal business expenses with no revenue in Pennsylvania.

On July 1, 2007, legislation in Oregon became effective that limits fees and interest on all consumer loans.  As a result of this legislation, the Company has determined that it is no longer economically viable to continue to operate in Oregon and intends to close all 45 of its centers in the state.  The centers in Oregon generated no center gross profit for the six months ended June 30, 2007.

The Company has also decided to close 27 of its underperforming centers in various other states.  The majority of these centers have been opened for at least two years and have not achieved acceptable financial performance.  For the six months ended June 30, 2007, these centers were collectively losing $0.7 million.  Customers will be transferred to the Company’s nearest center.

The Company expects to write-down most of the value of its receivables in Pennsylvania and Oregon and accrue for the anticipated costs of closing the centers in Pennsylvania, Oregon, and the 27 underperforming centers, including lease termination costs and employee severance.  As of September 15, 2007, the net receivable balance in Pennsylvania and Oregon was approximately $10.8 million, for which the ability to collect has not been determined. We estimate that we will write down most of the value of these receivables. In addition, we anticipate incurring approximately $4.6 million in center closing costs for the Pennsylvania, Oregon, and 27 underperforming centers.  The Company does not believe these center closings will result in any impairment to goodwill.  The Company anticipates that the majority of these charges will be incurred during the current fiscal quarter.  Additionally, if the Company later determines that it is in the best interest of its stockholders to close the remaining 67 centers in Pennsylvania, we would expect to record an additional charge of approximately $1.5 million to close those centers.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,800 centers in 36 states.   The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward- looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

###